Exhibit 99.1

Allied Capital Declares Dividend of $0.57 Per Share;
Earnings to be Released February 24, 2005; Conference Call Scheduled

February 1, 2005 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has declared a first quarter dividend of $0.57 per share. This dividend represents the 166th consecutive quarterly dividend for Allied Capital shareholders since 1963. Allied Capital distributed a total of $2.30 per share to shareholders for 2004, including $2.28 in regular quarterly dividends and a $0.02 per share extra dividend.

The dividend is payable as follows:
Record date: Payable date:	March 18, 2005 March 31, 2005

Earnings to be Released February 24, 2005; Investor Web Cast/ Conference Call Scheduled
Allied Capital Corporation (NYSE: ALD) will release 2004 results on Thursday, February 24, 2005 before the market opens. The company will host a webcast/ conference call at 10:15 a.m. (Eastern Time) that morning to discuss the results for the year. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through March 10, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “3755806”. An archived replay will also be available on our website. For complete information about the webcast / conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the Company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s business is to generate solid total returns from a private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of in excess of $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call (202) 331-1112.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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